Exhibit 10.1
Compensation of Certain Named Executive Officers
As follows, changes were made effective April 13, 2009, to the compensation of Gerald D. Kelfer, Avatar’s President and Chief Executive Officer; Randy L. Kotler, Avatar’s Executive Vice President, Treasurer and Chief Financial Officer; Jonathan Fels, President of Avatar’s wholly-owned subsidiary, Avatar Properties Inc.; and Michael Levy, Executive Vice President and Chief Operating Officer of Avatar Properties Inc.:
•	Mr. Kelfer agreed to reduce (i) his base salary rate by 10%, from $500,000 to $450,000 per annum and (ii) his annual bonus by 10% from $500,000 to $465,400 for 2009;

•	Mr. Kotler agreed to reduce his base salary rate by 10%, from $350,000 to $315,000 per annum; and

•	Mr. Fels and Mr. Levy agreed to reduce (i) his base salary rate by 10%, from $500,000 to $450,000 per annum and (ii) his annual bonus by 10%from $400,000 to $372,320 for 2009.